Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Ransom, Adam Westley, Steven M. Bradford, and Thomas M. Hindmarch and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on behalf of Imperial Chemical Industries PLC, the Principal Executive Officer, Chief Financial Officer, Principal Accounting Officer, and each executive and non-executive director, any and all registration statements (to include resales) required by the Securities Act of 1933 and/or amendments to such registration statements (to include post-effective amendments) and to file the same with all exhibits and other documents in connection therewith with the United States Securities and Exchange Commission (SEC) under:

(i)	Senior Staff Share Appreciation Rights Plan of ICI American Holdings Inc.;

(ii)	Performance Growth Plan;

(iii)	ICI Executive Share Option Plan 2004;

(iv)	ICI Performance Share Plan;

(v)	Imperial Chemical Industries PLC Restricted Share Plan; and

(vi)	Any other employee benefit plan, policy, arrangement or holding offering American Depositary Shares of Imperial Chemical Industries PLC (ICI) to or for the benefit of employees of the U.S. or Canadian affiliates of ICI, to include, without limitation, defined contribution plans qualified under U.S. Internal Revenue Code (Code) section 401(a), employee stock purchase plans qualified under Code section 423, nonqualified employee stock purchase plans, employee stock ownership plans, incentive stock options, nonqualified stock options, stock appreciation rights, phantom stock, or restricted stock.

Further, such attorneys-in-fact and agents are granted full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall automatically expire with respect to an above-named individual when such individual ceases to be employed by Imperial Chemical Industries PLC or any of its affiliates.

Further Thomas M. Hindmarch and Steven M. Bradford are herby appointed Authorized U.S. Representatives for purposes of such registration statements (to include post effective amendments).

Name	Title and Capacity	Date
/s/ Peter B. Ellwood	Chairman and Non-Executive Director	4 May 2005
Peter B. Ellwood
/s/ John D. G. McAdam	Chief Executive, Executive	4 May 2005
John D. G. McAdam	Director and Principal
Executive Officer
/s/ Timothy A. Scott	Chief Financial Officer	4 May 2005
Timothy A. Scott
/s/ Nigel Cribb	Group Financial Controller	4 May 2005
Nigel Cribb	and Principal Accounting
Officer
/s/ Rt. Hon. Lord Butler	Senior Independent Director	28 April 2005
Rt. Hon. Lord Butler
/s/ Joseph T. Gorman	Non-Executive Director	2 May 2005
Joseph T. Gorman
/s/ Richard N. Haythornthwaite	Non-Executive Director	25 April 2005
Richard N. Haythornthwaite
/s/ Adri Baan	Non-Executive Director	25 April 2005
Adri Baan

/s/ The Baroness Noakes	Non-Executive Director	4 May 2005
The Baroness Noakes
/s/ William H. Powell	Executive Director	26 April 2005
William H. Powell
/s/ David C. M. Hamill	Executive Director	28 April 2005
David C. M. Hamill
/s/ Charles F. Knott	Executive Director	29 April 2005
Charles F. Knott